Exhibit 99.1

Contact: Danny Hernandez (202) 580-9086 Danny.J.Hernandez@hii-co.com

HII ELECTS LEO DENAULT TO BOARD OF DIRECTORS

NEWPORT NEWS, Va., (Dec. 9, 2022) – HII (NYSE:HII) announced today that current executive chairman and former chief executive officer of Entergy Corporation Leo Denault was elected to the company’s board of directors, effective December 5, 2022.

Denault has 40-years of experience in the power industry. He joined Entergy in 1999, serving initially as vice president of corporate development and then 5 years later as executive vice president and chief financial officer, before becoming CEO in 2013. He also served 18 years at Cinergy Corporation (known today as Duke Energy) in varying positions of responsibility culminating as vice president of the company.

“We are very pleased to welcome Leo to the board of HII,” said Kirk Donald, chairman of the board of HII. “He is a leader in the nation’s power business and brings significant strategic experiences to the HII team. He has a deep understanding of electrical and nuclear power generation, transmission and distribution as well as the regulatory requirements to protect these national resources. I look forward to having him join our team of directors.”

As CEO of Entergy Denault led the transformation of the company into a premier utility and one of the nation’s cleanest energy companies. In addition to being one of two companies currently building nuclear-powered naval vessels in the U.S., HII supports the Department of Energy’s national security mission through the management and operation of its sites, and the safe cleanup of legacy sites across the country.

Denault currently serves on the boards of directors of Jobs for America’s Graduates, the Edison Electric Institute, the Institute of Nuclear Power Operators, and the World Association of Nuclear Operators Atlanta Centre.

Denault received a Bachelor of Science degree in economics and accounting from Ball State University. He also received a Master of Business Administration in finance from Indiana University.

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About HII

HII is a global, all-domain defense partner, building and delivering the world’s most powerful, survivable naval ships and technologies that safeguard our seas, sky, land, space and cyber.

As America’s largest shipbuilder and with a more than 135-year history of advancing U.S. national defense, we are united by our mission in service of the heroes who protect our freedom. HII’s diverse workforce includes skilled tradespeople; artificial intelligence, machine learning (AI/ML) experts; engineers; technologists; scientists; logistics experts; and business professionals. Headquartered in Virginia, HII’s workforce is 43,000 strong. For more information, visit:

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